
----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   3|                                       Washington, D.C. 20549
----------------
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940

(Print or Type Responses)
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|1.Name and Address of         | 2. Date of Event            | 4. Issuer Name and Tickler or Trading Symbol                        |
|  Reporting Person*           |    Requiring Statement      |                                                                     |
|                              |    (Month/Day/Year)         |                                                                     |
|                              |                             |    SEYI (OTCBB)    Formerly QZON (OTCBB)                            |
| Rumbold    David             |                             |                                                                     |
|                        .     |       June 6, 2001          |                                                                     |
|------------------------------|                             |                                                                     |
| (Last)     (First)  (Middle) |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
| 200 West Olive               |                             |                                                                     |
|----------------------------------------------------------------------------------------------------------------------------------|
|          (Street)            | 3.IRS Identification Number | 5. Relationship of Reporting Person(s) to | 6. If Amendment, Date of|
|                              |   of Reporting Person, if an|    Issuer                                 |    Original             |
|                              |   entity (voluntary)        |    (Check all applicable)                 |    (Month/Day/Year)     |
|                              |                             |                                           |                         |
|                              |                             |     Director              X   10% Owner   |                         |
| Wyoming          IL 61491   |                              | ---                       ---             |                         |
|                              |                             |                                           |                         |
|------------------------------|                             |     Officer (give title       Other       |-------------------------|
| (City)   (State)    (Zip)    |                             | --- below)                --- (specify    | 7. Individual or Joint/ |
|                              |                             |                                below)     |    Group Filing (Check  |
|                              |                             |                                           |    Applicable Line)     |
|                              |                             |                                           |                         |
|                              |                             |                                           | X  Form filed by One   |
|                              |                             | ----------------------------------------- | --- Reporting Person    |
|                              |                             |                                           |                         |
|                              |                             |                                           |     Form filed by More  |
|                              |                             |                                           | --- than One Person     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                      TABLE I - Non-Derivative Securities Beneficially Owned                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1.Title of Security          | 2. Amount of Securities Beneficially | 3. Ownership Form: Direct (D)    |4. Nature of Indirect    |
|   (Instr. 4)                 |    Owned                             |    or Indirect (I)               |   Beneficial Ownership  |
|                              |    (Instr. 4)                        |    (Instr. 5)                    |   (Instr. 5)            |
|----------------------------------------------------------------------------------------------------------------------------------|
| <s>                          | <c>                                  | <c>                              | <c>                     |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|    Common Stock              |         4,564,705 (1)                |       D                          |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|    Common Stock              |           500,000 (1)                |       I                          | Spouse                  |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|    Common Stock              |           500,000 (1)                |       I                          | Minor Child             |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|    Common Stock              |           500,000 (1)                |       I                          | Minor Child             |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|    Common Stock              |           500,000 (1)                |       I                          | Minor Child             |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2



FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2. Date Exer-       |3. Title and Amount of Securities  |4. Conversion  |5. Ownership Form   |6. Nature of Indirect    |
|Derivative|   cisable and      |   Underlying Derivative           |   or Exercise |   of Derivative    |   Beneficial Ownership  |
|Security  |   Expiration       |   Security (Instr. 4)             |   Price of    |   Securities:      |   (Instr. 5)            |
|(Instr.4) |   Date             |                                   |   Derivative  |   Direct (D) or    |                         |
|          |   (Month/Day/Year) |                                   |   Security    |   Indirect (I)     |                         |
|          |--------------------------------------------------------|               |   (Instr. 5)       |                         |
|          |          |         |                    |              |               |                    |                         |
|          | Date     | Expira- |                    | Amount or    |               |                    |                         |
|          | Exer-    | tion    |                    | Number of    |               |                    |                         |
|          | cisable  | Date    |       Title        | Shares       |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


   (1) These shares as of June 6, 2001 were held in trust by another reporting person, Hans Roes, for the benefit of David Rumbold and his family.  On November 2, 2001, the trust was terminated and ownership of record was transferred to David Rumbold and his family.






             /s/ David Rumbold                                                         Dec. 13, 2001
           ----------------------------------------------                          ----------------------
           **Signature of Reporting Person                                                  Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
         See Instruction 6 for procedure.






                                                                                                                      PAGE:  2 OF 2
